                            WILLIAMSBURG APARTMENTS
                              3451 SHERBURNE LANE
                             INDIANAPOLIS, INDIANA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 8, 2003

                                 PREPARED FOR:

                      APARTMENT INVESTMENT AND MANAGEMENT
                                COMPANY (AIMCO)
                        C/O LINER YANKELEVITZ SUNSHINE &
                                REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  WILLIAMSBURG APARTMENTS
     3451 SHERBURNE LANE
     INDIANAPOLIS, MARION COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 460 units with a total of 392,800 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 31.586 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 73% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                        ($15,500,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Kenneth W. Kapecki
June 28, 2003                     Ken Kapecki, MAI
#053272                           Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                     #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary.......................................................       4
Introduction............................................................      10
Area Analysis...........................................................      12
Market Analysis.........................................................      15
Site Analysis...........................................................      17
Improvement Analysis....................................................      17
Highest and Best Use....................................................      18

                                    VALUATION

Valuation Procedure.....................................................      19
Sales Comparison Approach...............................................      21
Income Capitalization Approach..........................................      27
Reconciliation and Conclusion...........................................      39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Williamsburg Apartments
LOCATION:                         3451 Sherburne Lane
                                  Indianapolis, Indiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 8, 2003
DATE OF REPORT:                   June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                          31.586 acres, or 1,375,886 square feet
   Assessor Parcel No.:           008261
   Floodplain:                    Community Panel No. 18097C0129E (January 5,
                                  2001) Flood Zone X, an area outside the
                                  floodplain.
   Zoning:                        D-6II (Low Density Multifamily District)

BUILDING:
   No. of Units:                  460 Units
   Total NRA:                     392,800 Square Feet
   Average Unit Size:             854 Square Feet
   Apartment Density:             14.6 units per acre
   Year Built:                    1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                           Square         -------------------       Monthly           Annual
   Unit Type                Feet          Per Unit     Per SF        Income           Income
----------------------------------------------------------------------------------------------
1Br/1Ba - 1A10               700            $490        $0.70       $ 96,040        $1,152,480
2Br/2Ba - 2A10               900            $570        $0.63       $ 79,800        $  957,600
2Br/2Ba - 2A15             1,000            $640        $0.64       $ 61,440        $  737,280
3Br/1.5Ba - 3A15           1,200            $780        $0.65       $ 21,840        $  262,080
                                                                    --------        ----------
                                                        Total       $259,120        $3,109,440
                                                                    ========        ==========

OCCUPANCY:                        73%
ECONOMIC LIFE:                    45 Years
EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:                     Hold for future multi-family development
   As Improved:                   Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                               Amount                 $/Unit
                                                               ------                 ------
DIRECT CAPITALIZATION
Potential Rental Income                                     $ 3,109,440             $ 6,760
Effective Gross Income                                      $ 2,922,295             $ 6,353
Operating Expenses                                          $ 1,577,484             $ 3,429               54.0% of EGI
Net Operating Income:                                       $ 1,252,811             $ 2,724

Capitalization Rate                                         7.75%
DIRECT CAPITALIZATION VALUE                                 $15,400,000 *           $33,478 / Unit

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                              10 years
2002 Economic Vacancy                                       17%
Stabilized Vacancy & Collection Loss:                       10%
Lease-up / Stabilization Period                             18 months
Terminal Capitalization Rate                                8.25%
Discount Rate                                               10.50%
Selling Costs                                               2.00%
Growth Rates:
   Income                                                   3.00%
   Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                  $15,600,000 *           $33,913 / Unit

RECONCILED INCOME CAPITALIZATION VALUE                      $15,500,000             $33,696 / Unit

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                       $29,953 to $61,397
   Range of Sales $/Unit (Adjusted)                         $32,555 to $38,391
VALUE INDICATION - PRICE PER UNIT                           $15,800,000 *           $34,348 / Unit

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                       5.20 to 6.23
   Selected EGIM for Subject                                5.75
   Subject's Projected EGI                                  $ 2,922,295
EGIM ANALYSIS CONCLUSION                                    $16,000,000 *           $34,783 / Unit

NOI PER UNIT ANALYSIS CONCLUSION                            $15,300,000 *           $33,261 / Unit

RECONCILED SALES COMPARISON VALUE                           $15,600,000             $33,913

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                                            / Unit

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                           $15,800,000
   NOI Per Unit                                             $15,300,000
   EGIM Multiplier                                          $16,000,000
INDICATED VALUE BY SALES COMPARISON                         $15,600,000             $33,913 / Unit

INCOME APPROACH:
   Direct Capitalization Method:                            $15,400,000
   Discounted Cash Flow Method:                             $15,600,000
INDICATED VALUE BY THE INCOME APPROACH                      $15,500,000             $33,696 / Unit

RECONCILED OVERALL VALUE CONCLUSION:                        $15,500,000             $33,696 / Unit

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3451 Sherburne Lane, Indianapolis, Marion County, Indiana. Indianapolis identifies it as 008261.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 8, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 11
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:           6 to 12 months
   EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI 8. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indianapolis, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - U.S. 70
West   - 56th St.
South  - I-65
North  - I-465

MAJOR EMPLOYERS

Major employers in the subject's area include 1) Clarian Health Systems, 2) Eli Lilly and Company, 3) Community Hospitals Indianapolis, 4) Marsh/Village Pantry Supermarkets, 5) St. Vincent Hospital and Health Care, 6) IUPUI, 7) Kroger Central Marketing Area, 8) Rolls Royce, 9) Federal Express, 10) St. Francis Hospital & Health Centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                               --------------------------------------------
CATEGORY                       1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  10,123          87,656         254,658       1,646,584
5-Year Population                   10,694          89,200         263,551       1,750,376
% Change CY-5Y                         5.6%            1.8%            3.5%            6.3%
Annual Change CY-5Y                    1.1%            0.4%            0.7%            1.3%

HOUSEHOLDS
Current Households                   3,987          35,045         107,520         648,288
5-Year Projected Households          4,232          36,008         112,830         696,995
% Change CY - 5Y                       6.1%            2.7%            4.9%            7.5%
Annual Change CY-5Y                    1.2%            0.5%            1.0%            1.5%

INCOME TRENDS
Median Household Income         $   39,355      $   33,894      $   35,686      $   47,488
Per Capita Income               $   21,374      $   18,563      $   21,207      $   24,134
Average Household Income        $   54,274      $   46,266      $   50,263      $   61,296

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                   --------------------------------------------
CATEGORY                           1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS         MSA
---------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                42.68%          39.63%          42.92%          29.55%
5-Year Projected % Renting             41.71%          39.47%          42.53%          28.58%

% of Households Owning                 50.66%          51.37%          46.55%          63.75%
5-Year Projected % Owning              52.13%          51.88%          47.51%          65.18%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 14
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single-Family Residential
South - Single-Family Residential
East  - Single-Family Residential
West  - Single-Family Residential

CONCLUSIONS

The subject is well located within the city of Indianapolis. The neighborhood is characterized as being mostly suburban in nature and is currently in the gentrification stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Indianapolis in Marion County. The overall pace of development in the subject's market is more or less stable. Approximately 2,550 new units are projected to be constructed in the Indianapolis Metro Area in 2003. This would represent a slight increase from 2002 constructed units of 2,439. The new construction is primarily occurring on the northwest side of town, on the southwest suburbs near the airport, and downtown. No new construction is anticipated in the subject's immediate neighborhood. (Source: CB Richard Ellis) The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period            Region            Submarket
---------------------------------------------
 2002              9.3%               10.4%
 2001              9.4%                9.3%
 2000              8.8%                9.4%
 1999              7.8%                9.2%
 1998              7.9%                8.9%
 1997              7.8%                6.4%
 1996              7.7%                8.1%
 1995              7.7%                6.8%
 1994              7.7%                6.2%

Source: CB Richard Ellis, US Census Bureau

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the Indianapolis economy has been affected by the recession of the early 2000's, it's economy is strong relative to other major US cities.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 16
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                             HISTORICAL AVERAGE RENT

Period                  Region             % Change        Submarket       % Change
------------------------------------------------------------------------------------
 1993                     $609                   -             N/A               -
 1994                     $637                 4.6%            N/A             N/A
 1995                     $659                 3.5%            N/A             N/A
 1996                     $684                 3.8%            N/A             N/A
 1997                     $703                 2.8%            N/A             N/A
 1998                     $730                 3.8%            N/A             N/A
 1999                     $747                 2.3%            N/A             N/A
 2000                     $767                 2.7%            N/A             N/A
 2001                     $779                 1.6%            N/A             N/A
 2002                     $787                 1.0%            N/A             N/A

Source:CB Richard Ellis

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.              Property Name        Units             Ocpy.    Year Built     Proximity to subject
--------------------------------------------------------------------------------------------------------
  R-1          Abington Apartments       328               95%        1980      1.5 miles NW of subject
  R-2          Courtyards at Kessler     125               89%        1973      0.25 miles NE of subject
  R-3          Hunters Run               N/A               97%        1972      2 miles NW of subject
  R-4          Walden                    321               85%        1977      0.25 miles E of subject
  R-5          Wildwood                  268               85%        1987      0.25 miles S of subject
Subject        Williamsburg Apartments   460               73%        1974

The current trend toward low interest rates have increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                       31.586 acres, or 1,375,886 square feet

  Shape                           Irregular

  Topography                      Slightly slope

  Utilities                       All necessary utilities are available to the
                                  site.

  Soil Conditions                 Stable

  Easements Affecting Site        None other than typical utility easements

  Overall Site Appeal             Average

  Flood Zone:

    Community Panel               18097C0129E, dated January 5, 2001

    Flood Zone                    Zone X

  Zoning D-6II, the subject improvements represent a legal conforming use of the site.

REAL ESTATE TAXES

                                ASSESSED VALUE - 2002
                    ----------------------------------------------      TAX RATE /         PROPERTY
PARCEL NUMBER          LAND            BUILDING           TOTAL          MILL RATE           TAXES
   008261           $1,115,800        $8,350,200        $9,466,000        0.04174           $395,158

IMPROVEMENT ANALYSIS
  Year Built                      1974
  Number of Units                 460
  Net Rentable Area               392,800 Square Feet
  Construction:
    Foundation                    Reinforced concrete slab
    Frame                         Heavy or light wood
    Exterior Walls                Brick or masonry
    Roof                          Composition shingle over a wood truss
                                  structure
  Project Amenities               Amenities at the subject include a swimming
                                  pool, volleyball court, sand volleyball,
                                  tennis court, gym room, barbeque equipment,
                                  meeting hall, laundry room, lake, and secured
                                  parking.
  Unit Amenities                  Individual unit amenities include a balcony,
                                  cable TV connection, and washer dryer
                                  connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 18
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

Unit Mix:

                                                  Unit Area
Unit Type              Number of Units            (Sq. Ft.)
-----------------------------------------------------------
1Br/1Ba - 1A10               196                      700
2Br/2Ba - 2A10               140                      900
2Br/2Ba - 2A15                96                    1,000
3Br/1.5Ba - 3A15              28                    1,200

  Overall Condition               Good
  Effective Age                   25 years
  Economic Life                   45 years
  Remaining Economic Life         20 years
  Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 460-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 20
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                              COMPARABLE                     COMPARABLE
        DESCRIPTION                             SUBJECT                          I - 1                         I - 2
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Williamsburg Apartments          Abington Apartments            Cross Creek Apartments

LOCATION:
  Address                          3451 Sherburne Lane              4656 Edwardian Circle          5756 Cross Creek Dr.

  City, State                      Indianapolis, Indiana            Indianapolis, IN               Indianapolis, IN
  County                           Marion                           Marion                         Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           392,800                          293,676                        159,492
  Year Built                       1974                             1980                           0
  Number of Units                  460                              328                            208
  Unit Mix:                             Type                Total        Type              Total         Type             Total
                                   1Br/1Ba - 1A10            196    1Br/1Ba                 156    1Br/1Ba                  20
                                   2Br/2Ba - 2A10            140    2Br/1Ba                  56    1Br/1Ba                  76
                                   2Br/2Ba - 2A15             96    2Br/2Ba                  84    1Br/1Ba                  36
                                   3Br/1.5Ba - 3A15           28    3Br/2Ba                  32    2Br/2Ba                  76

  Average Unit Size (SF)           854                              895                            767
  Land Area (Acre)                 31.5860                          0.0000                         0.0000
  Density (Units/Acre)             14.6
  Parking Ratio (Spaces/Unit)      2.00                             2.00                           2.00
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered             Open, Covered                  Open, Covered
CONDITION:                         Good                             Good                           Good
APPEAL:                            Good                             Good                           Average
AMENITIES:
  Pool/Spa                         Yes/No                           Yes/No                         Yes/No
  Gym Room                         Yes                              Yes                            No
  Laundry Room                     Yes                              Yes                            No
  Secured Parking                  Yes                              Yes                            Yes
  Sport Courts                     Yes                              Yes                            No
  Washer/Dryer Connection          Yes                              Yes                            Yes
  Other
  Other
OCCUPANCY:                         73%                              95%                            87%
TRANSACTION DATA:
  Sale Date                                                         July, 2002                     December, 2000
  Sale Price ($)                                                    $11,240,000                    $8,714,417
  Grantor                                                                                          Glenborough Realty Trust

  Grantee                                                           AIMCO                          GE Capital

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                                  Total $      $/Unit  $/SF       Total $  $/Unit      $/SF
  Potential Gross Income                                             $2,276,112    $6,939  $7.75    $1,473,120 $7,082      $9.24
  Vacancy/Credit Loss                                                $  113,806    $  347  $0.39    $   73,656 $  354      $0.46
                                                                     -----------------------------------------------------------
  Effective Gross Income                                             $2,162,306    $6,592  $7.36    $1,399,464 $6,728      $8.77
  Operating Expenses                                                 $1,189,269    $3,626  $4.05    $  769,705 $3,701      $4.83
                                                                     -----------------------------------------------------------
  Net Operating Income                                               $  973,038    $2,967  $3.31    $  629,759 $3,028      $3.95
NOTES:                                                              None                           None

  PRICE PER UNIT                                                              $34,268                        $41,896
  PRICE PER SQUARE FOOT                                                       $ 38.27                        $ 54.64
  EXPENSE RATIO                                                                  55.0%                          55.0%
  EGIM                                                                           5.20                           6.23
  OVERALL CAP RATE                                                               8.66%                          7.23%
  Cap Rate based on Pro Forma or Actual Income?                               PRO FORMA                      PRO FORMA

                                                COMPARABLE                         COMPARABLE                    COMPARABLE
        DESCRIPTION                                I - 3                              I - 4                        I - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Idlewood Apartments                  Forest Hills Apartments        Carriagetree Apartments
                                                                                                        (Monon Place Apts)
LOCATION:
  Address                           3543 Idlewood Terrace                5500 Pleasant Hill Circle       5900 Carvel Ave.
  City, State                       Indianapolis, IN                     Indianapolis, IN                Indianapolis, IN
  County                            Marion                               Marion                         Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            266,635                              319,470                        140,492
  Year Built                        1990                                 1972                           1966
  Number of Units                   320                                  420                            136
  Unit Mix:                               Type                   Total          Type             Total        Type           Total
                                    1Br/1Ba                        95    1Br/1Ba                  114   1Br/1Ba                16
                                    1Br/1Ba                       100    2Br/1Ba                  264   2Br/1Ba                16
                                    2Br/2Ba                        40    3Br/2Ba                   42   2Br/2Ba                84
                                    2Br/2Ba                        85                                   3Br/2Ba                20

  Average Unit Size (SF)            833                                  761                            1,033
  Land Area (Acre)                  0.0000                               22.0000                        8.0000
  Density (Units/Acre)                                                   19.1                           17.0
  Parking Ratio (Spaces/Unit)       2.00                                 2.00                           2.00
  Parking Type (Gr., Cov., etc.)    Open, Covered                        Open, Covered                  Open, Covered
CONDITION:                          Good                                 Fair                           Good
APPEAL:                             Good                                 Fair                           Good
AMENITIES:
  Pool/Spa                          Yes/Yes                              Yes/No                         Yes/No
  Gym Room                          Yes                                  Yes                            No
  Laundry Room                      Yes                                  Yes                            Yes
  Secured Parking                   Yes                                  Yes                            Yes
  Sport Courts                      Yes                                  Yes                            Yes
  Washer/Dryer Connection           Yes                                  Yes                            Yes
  Other
  Other
OCCUPANCY:                          92%                                  96%                            98%
TRANSACTION DATA:
  Sale Date                         July, 2000                           September, 2001                April, 2001
  Sale Price ($)                    $15,600,000                          $12,580,443                    $8,350,000
  Grantor                           Equity Residential Properties        New Plan Excel / Solomon
                                                                         Smith Barney
  Grantee                                                                Trinity Westpark LLC           Buckingham Management

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                   Total $    $/Unit         $/SF       Total $     $/Unit   $/SF      Total $    $/Unit   $/SF
  Potential Gross Income             $2,639,100   $8,247         $9.90    $2,373,840    $5,652   $7.43   $1,492,992  $10,978  $10.63
  Vacancy/Credit Loss                $  131,955   $  412         $0.49    $  118,692    $  283   $0.37   $   74,650  $   549  $ 0.53
                                     -----------------------------------------------------------------------------------------------
  Effective Gross Income             $2,507,145   $7,835         $9.40    $2,255,148    $5,369   $7.06   $1,418,342  $10,429  $10.10
  Operating Expenses                 $1,378,930   $4,309         $5.17    $1,240,331    $2,953   $3.88   $  780,088  $ 5,736  $ 5.55
                                     -----------------------------------------------------------------------------------------------
  Net Operating Income               $1,128,215   $3,526         $4.23    $1,014,817    $2,416   $3.18   $  638,254  $ 4,693  $ 4.54
NOTES:                              None                                 None                           None

  PRICE PER UNIT                                  $48,750                            $29,953                     $61,397
  PRICE PER SQUARE FOOT                           $ 58.51                            $ 39.38                     $ 59.43
  EXPENSE RATIO                                      55.0%                              55.0%                       55.0%
  EGIM                                               6.22                               5.58                        5.89
  OVERALL CAP RATE                                   7.23%                              8.07%                       7.64%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                          PRO FORMA                   PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,953 to $61,397 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,555 to $38,391 per unit with a mean or average adjusted price of $35,948 per unit. The median adjusted price is $35,944 per unit. Based on the following analysis, we have concluded to a value of $36,000 per unit, which results in an "as is" value of $15,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

SALES ADJUSTMENT GRID

                                               COMPARABLE           COMPARABLE
DESCRIPTION                   SUBJECT            I - 1                 I - 2
----------------------------------------------------------------------------------
  Property Name           Williamsburg    Abington             Cross Creek
                          Apartments      Apartments           Apartments

  Address                 3451            4656                 5756 Cross
                          Sherburne Lane  Edwardian            Creek Dr.
                                          Circle

  City                    Indianapolis,   Indianapolis, IN     Indianapolis, IN
                          Indiana
  Sale Date                               July, 2002           December,
                                                               2000
  Sale Price ($)                          $11,240,000          $8,714,417
  Net Rentable Area (SF)  392,800         293,676              159,492
  Number of Units         460             328                  208
  Price Per Unit                          $34,268              $41,896
  Year Built              1974            1980
  Land Area (Acre)        31.5860
VALUE ADJUSTMENTS          DESCRIPTION     DESCRIPTION   ADJ.   DESCRIPTION   ADJ.
  Property Rights         Fee Simple      Fee Simple           Fee Simple
  Conveyed                Estate          Estate          0%   Estate           0%
  Financing                               Cash To              Cash To
                                          Seller          0%   Seller           0%
  Conditions of Sale                      Arm's Length    0%   Arm's Length     0%

  Date of Sale (Time)                     07-2002         0%   12-2000          5%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                $34,268              $43,991
  Location                                Comparable      0%   Comparable       0%
  Number of Units         460             328            -5%   208            -15%
  Quality / Appeal        Good            Superior       -5%   Superior        -5%
  Age / Condition         1974            1980 / Good    -5%   0 / Good         0%
  Occupancy at Sale       73%             95%             0%   87%              0%
  Amenities               Good            Inferior       10%   Comparable       0%
  Average Unit Size (SF)  854             895             0%   767              5%
PHYSICAL ADJUSTMENT                                      -5%                  -15%
FINAL ADJUSTED VALUE
  ($/UNIT)                                      $32,555              $37,392

                                 COMPARABLE            COMPARABLE          COMPARABLE
DESCRIPTION                         I - 3                I - 4                I - 5
------------------------------------------------------------------------------------------
  Property Name             Idlewood             Forest Hills         Carriagetree
                            Apartments           Apartments           Apartments
                                                                      (Monon Place Apts)
  Address                   3543                 5500                 5900
                            Idlewood             Pleasant             Carvel Ave.
                            Terrace              Hill Circle

  City                      Indianapolis, IN     Indianapolis, IN     Indianapolis, IN
  Sale Date                 July, 2000           September,           April, 2001
                                                 2001
  Sale Price ($)            $15,600,000          $12,580,443          $8,350,000
  Net Rentable Area (SF)    266,635              319,470              140,492
  Number of Units           320                  420                  136
  Price Per Unit            $48,750              $29,953              $61,397
  Year Built                1990                 1972                 1966
  Land Area (Acre)                               22.0000              8.0000
VALUE ADJUSTMENTS            DESCRIPTION   ADJ.   DESCRIPTION   ADJ.   DESCRIPTION   ADJ.
  Property Rights           Fee Simple           Fee Simple           Fee Simple
  Conveyed                  Estate           0%  Estate           0%  Estate           0%
  Financing                 Cash To              Cash To              Cash To
                            Seller           0%  Seller           0%  Seller           0%
  Conditions of Sale        Arm's            0%  Arm's            0%  Arm's            0%
                            Length               Length               Length
  Date of Sale (Time)       07-2000          5%  09-2001          0%  04-2001          5%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                  $51,188              $29,953              $64,467
  Location                  Comparable       0%  Comparable       0%  Superior       -10%
  Number of Units           320             -5%  420              0%  136            -25%
  Quality / Appeal          Superior       -20%  Inferior        15%  Superior        -5%
  Age / Condition           1990 / Good      0%  1972 / Fair      0%  1966 / Good      5%
  Occupancy at Sale         92%              0%  96%              0%  98%              0%
  Amenities                 Comparable       0%  Comparable       0%  Comparable       0%
  Average Unit Size (SF)    833              0%  761              5%  1,033          -10%
PHYSICAL ADJUSTMENT                        -25%                  20%                 -45%
FINAL ADJUSTED VALUE
  ($/UNIT)                        $38,391              $35,944              $35,457

SUMMARY

VALUE RANGE (PER UNIT)          $32,555   TO    $ 38,391
MEAN (PER UNIT)                 $35,948
MEDIAN (PER UNIT)               $35,944
VALUE CONCLUSION (PER UNIT)     $36,000

VALUE OF IMPROVEMENT & MAIN SITE                $16,560,000
  LESS: LEASE-UP COST                          -$   393,000
  PV OF CONCESSIONS                            -$   365,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $15,802,000
ROUNDED                                         $15,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                             NOI PER UNIT COMPARISON

                           SALE PRICE                       NOI/        SUBJECT NOI
COMPARABLE        NO. OF   -----------                   ----------    --------------     ADJUSTMENT    INDICATED
   NO.            UNITS    PRICE/UNIT       OAR           NOI/UNIT     SUBJ. NOI/UNIT       FACTOR     VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------
    I-1            328     $11,240,000     8.66%         $  973,038      $1,252,811         0.918        $31,460
                           $    34,268                   $    2,967      $    2,724
    I-2            208     $ 8,714,417     7.23%         $  629,759      $1,252,811         0.900        $37,687
                           $    41,896                   $    3,028      $    2,724
    I-3            320     $15,600,000     7.23%         $1,128,215      $1,252,811         0.772        $37,658
                           $    48,750                   $    3,526      $    2,724
    I-4            420     $12,580,443     8.07%         $1,014,817      $1,252,811         1.127        $33,763
                           $    29,953                   $    2,416      $    2,724
    I-5            136     $ 8,350,000     7.64%         $  638,254      $1,252,811         0.580        $35,630
                           $    61,397                   $    4,693      $    2,724

                                   PRICE/UNIT

  Low                High    Average    Median
  ---                ----    -------    ------
$31,460            $37,687   $35,240    $35,630

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                  $    35,000
Number of Units                                   460

Value                                     $16,100,000
  Less: Lease-Up Cost                    -$   393,000
  PV of Concessions                      -$   365,000
                                         ------------
Value Based on NOI Analysis               $15,342,000
                              Rounded     $15,300,000

The adjusted sales indicate a range of value between $31,460 and $37,687 per unit, with an average of $35,240 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $15,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 26
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE        NO. OF    ----------        EFFECTIVE   OPERATING                   SUBJECT
    NO.           UNITS     PRICE/UNIT      GROSS INCOME   EXPENSE         OER     PROJECTED OER   EGIM
-------------------------------------------------------------------------------------------------------
    I-1            328      $11,240,000     $  2,162,306  $1,189,269      55.00%                   5.20
                            $    34,268
    I-2            208      $ 8,714,417     $  1,399,464  $  769,705      55.00%                   6.23
                            $    41,896
    I-3            320      $15,600,000     $  2,507,145  $1,378,930      55.00%       53.98%      6.22
                            $    48,750
    I-4            420      $12,580,443     $  2,255,148  $1,240,331      55.00%                   5.58
                            $    29,953
    I-5            136      $ 8,350,000     $  1,418,342  $  780,088      55.00%                   5.89
                            $    61,397

                                      EGIM

Low                High     Average         Median
---                ----     -------         ------
5.20               6.23      5.82            5.89

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                   5.75
Subject EGI                              $ 2,922,295

Value                                    $16,803,195
  Less: Lease-Up Cost                   -$   393,000
  PV of Concessions                     -$   365,000
Value Based on EGIM
  Analysis                               $16,045,195
                           Rounded       $16,000,000
          Value Per Unit                 $    34,783

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 53.98% before reserves. The comparable sales indicate a range of expense ratios from 55.00% to 55.00%, while their EGIMs range from 5.20 to 6.23. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $16,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $15,600,000.

Price Per Unit                                         $15,800,000
NOI Per Unit                                           $15,300,000
EGIM Analysis                                          $16,000,000

Sales Comparison Conclusion                            $15,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                 Average
                           Unit Area       --------------------
Unit Type                  (Sq. Ft.)       Per Unit      Per SF    %Occupied
----------------------------------------------------------------------------
1Br/1Ba - 1A10                 700           $492        $0.70       75.5%
2Br/2Ba - 2A10                 900           $586        $0.65       65.0%
2Br/2Ba - 2A15                1000           $667        $0.67       80.2%
3Br/1.5Ba - 3A15              1200           $839        $0.70       75.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                 RENT ANALYSIS



                                                                         COMPARABLE RENTS
                                                        --------------------------------------------------------
                                                            R-1         R-2        R-3           R-4      R-5
                                                        --------------------------------------------------------
                                                         Abington   Courtyards
                                                        Apartments  at Kessler  Hunters Run    Walden   Wildwood
                                                        --------------------------------------------------------
                                                                       COMPARISON TO SUBJECT
                       SUBJECT     SUBJECT    SUBJECT   --------------------------------------------------------
                        UNIT        ACTUAL     ASKING    Slightly
DESCRIPTION             TYPE         RENT       RENT     Superior   Inferior    Similar        Inferior  Similar
----------------------------------------------------------------------------------------------------------------
Monthly Rent          1Br/1Ba -
                      1A10          $  492     $  479     $  469                 $  529        $  514    $  432
Unit Area (SF)                         700        700        671                    700           775       659
Monthly Rent Per Sq.
Ft.                                 $ 0.70     $ 0.68     $ 0.70                 $ 0.76        $ 0.66    $ 0.66

Monthly Rent          2Br/2Ba -
                      2A10          $  586     $  569     $  599                 $  610        $  675    $  548
Unit Area (SF)                         900        900        960                    900           877       916
Monthly Rent Per Sq.
Ft.                                 $ 0.65     $ 0.63     $ 0.62                 $ 0.68        $ 0.77    $ 0.60

Monthly Rent          2Br/2Ba -
                      2A15          $  667     $  659     $  599     $  575      $  630        $  638    $  662
Unit Area (SF)                       1,000      1,000        975      1,020       1,100         1,021     1,064
Monthly Rent Per Sq.
Ft.                                 $ 0.67     $ 0.66     $ 0.61     $ 0.56      $ 0.57        $ 0.62    $ 0.62

Monthly Rent          3Br/1.5Ba -
                      3A15          $  839     $  829     $  749     $  702      $  674        $  750
Unit Area (SF)                       1,200      1,200      1,239      1,240       1,240         1,275
Monthly Rent Per Sq.
Ft.                                 $ 0.70     $ 0.69     $ 0.60     $ 0.57      $ 0.54        $ 0.59

DESCRIPTION              MIN       MAX     MEDIAN   AVERAGE
------------------------------------------------------------
Monthly Rent
                        $  432    $  529    $  491   $  486
Unit Area (SF)             659       775       686      701
Monthly Rent Per Sq.
Ft.                     $ 0.66    $ 0.76    $ 0.68    $0.69

Monthly Rent
                        $  548    $  675    $  605   $  608
Unit Area (SF)             877       960       908      913
Monthly Rent Per Sq.
Ft.                     $ 0.60    $ 0.77     $0.65   $ 0.67

Monthly Rent
                        $  575    $  662    $  630   $  621
Unit Area (SF)             975     1,100     1,021    1,036
Monthly Rent Per Sq.
Ft.                     $ 0.56    $ 0.62    $ 0.61   $ 0.60

Monthly Rent
                        $  674    $  750    $  725   $  719
Unit Area (SF)           1,239     1,275     1,240    1,249
Monthly Rent Per Sq.
Ft.                     $ 0.54    $ 0.60    $ 0.58   $ 0.58

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                                                    Market Rent
                                                 Unit Area      --------------------     Monthly          Annual
Unit Type                Number of Units         (Sq. Ft.)      Per Unit      Per SF      Income          Income
------------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10               196                     700          $490        $0.70      $ 96,040       $1,152,480
2Br/2Ba - 2A10               140                     900          $570        $0.63      $ 79,800       $  957,600
2Br/2Ba - 2A15                96                   1,000          $640        $0.64      $ 61,440       $  737,280
3Br/1.5Ba - 3A15              28                   1,200          $780        $0.65      $ 21,840       $  262,080
                                                                              Total      $259,120       $3,109,440

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                          FISCAL YEAR 2000            FISCAL YEAR 2001            FISCAL YEAR 2002
                                     ------------------------------------------------------------------------------------
                                              ACTUAL                      ACTUAL                      ACTUAL
                                     ------------------------------------------------------------------------------------
            DESCRIPTION                TOTAL        PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                      $3,099,322    $    6,738    $3,215,999    $    6,991    $3,135,563    $    6,816

  Vacancy                            $  225,100    $      489    $  272,602    $      593    $  425,444    $      925
  Credit Loss/Concessions            $   90,851    $      198    $  132,347    $      288    $   96,251    $      209
                                     ------------------------------------------------------------------------------------
    Subtotal                         $  315,951    $      687    $  404,949    $      880    $  521,695    $    1,134

  Laundry Income                     $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                     $   12,263    $       27    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  144,480    $      314    $  194,261    $      422    $  120,193    $      261
                                     ------------------------------------------------------------------------------------
    Subtotal Other Income            $  156,743    $      341    $  194,261    $      422    $  120,193    $      261
                                     ------------------------------------------------------------------------------------
Effective Gross Income               $2,940,114    $    6,392    $3,005,311    $    6,533    $2,734,061    $    5,944

Operating Expenses
  Taxes                              $  339,641    $      738    $  300,926    $      654    $  389,527    $      847
  Insurance                          $   36,649    $       80    $   56,497    $      123    $   70,689    $      154
  Utilities                          $  160,441    $      349    $  177,364    $      386    $  180,667    $      393
  Repair & Maintenance               $  181,954    $      396    $  182,527    $      397    $  290,312    $      631
  Cleaning                           $   24,507    $       53    $   21,420    $       47    $   16,400    $       36
  Landscaping                        $   88,591    $      193    $   80,328    $      175    $   70,795    $      154
  Security                           $   21,444    $       47    $   10,277    $       22    $    9,503    $       21
  Marketing & Leasing                $   43,841    $       95    $   33,792    $       73    $   46,379    $      101
  General Administrative             $  380,193    $      827    $  409,669    $      891    $  315,407    $      686
  Management                         $  150,330    $      327    $  158,366    $      344    $  136,958    $      298
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0
                                     ------------------------------------------------------------------------------------

Total Operating Expenses             $1,427,591    $    3,103    $1,431,166    $    3,111    $1,526,637    $    3,319

  Reserves                           $        0    $        0    $        0    $        0    $        0    $        0
                                     ------------------------------------------------------------------------------------
Net Income                           $1,512,523    $    3,288    $1,574,145    $    3,422    $1,207,424    $    2,625

                                          FISCAL YEAR 2003         ANNUALIZED YEAR 2003
                                     ----------------------------------------------------
                                         MANAGEMENT BUDGET              PROJECTION                     AAA PROJECTION
                                     -----------------------------------------------------------------------------------------
            DESCRIPTION                 TOTAL       PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT        %
-------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                      $3,229,630    $    7,021    $3,055,176    $    6,642    $3,109,440    $    6,760     100.0%

  Vacancy                            $  438,207    $      953    $  819,320    $    1,781    $  248,755    $      541       8.0%
  Credit Loss/Concessions            $   99,139    $      216    $   79,156    $      172    $   62,189    $      135       2.0%
                                     ------------------------------------------------------------------------------------------
    Subtotal                         $  537,346    $    1,168    $  898,476    $    1,953    $  310,944    $      676      10.0%

  Laundry Income                     $        0    $        0    $        0    $        0    $        0    $        0       0.0%
  Garage Revenue                     $        0    $        0    $        0    $        0    $        0    $        0       0.0%
  Other Misc. Revenue                $  123,799    $      269    $  176,236    $      383    $  123,799    $      269       4.0%
                                     ------------------------------------------------------------------------------------------
    Subtotal Other Income            $  123,799    $      269    $  176,236    $      383    $  123,799    $      269       4.0%
                                     ------------------------------------------------------------------------------------------
Effective Gross Income               $2,816,083    $    6,122    $2,332,936    $    5,072    $2,922,295    $    6,353     100.0%

Operating Expenses
  Taxes                              $  401,213    $      872    $  488,820    $    1,063    $  401,213    $      872      13.7%
  Insurance                          $   72,810    $      158    $   74,128    $      161    $   72,810    $      158       2.5%
  Utilities                          $  186,087    $      405    $  201,308    $      438    $  186,087    $      405       6.4%
  Repair & Maintenance               $  299,021    $      650    $  239,780    $      521    $  299,021    $      650      10.2%
  Cleaning                           $   16,892    $       37    $   22,880    $       50    $   16,892    $       37       0.6%
  Landscaping                        $   72,919    $      159    $   36,712    $       80    $   72,919    $      159       2.5%
  Security                           $    9,788    $       21    $   10,340    $       22    $    9,788    $       21       0.3%
  Marketing & Leasing                $   47,770    $      104    $   31,688    $       69    $   47,770    $      104       1.6%
  General Administrative             $  324,869    $      706    $  319,260    $      694    $  324,869    $      706      11.1%
  Management                         $  141,067    $      307    $  120,560    $      262    $  146,115    $      318       5.0%
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0       0.0%
                                     ------------------------------------------------------------------------------------------
Total Operating Expenses             $1,572,436    $    3,418    $1,545,476    $    3,360    $1,577,484    $    3,429      54.0%

  Reserves                           $        0    $        0    $        0    $        0    $   92,000    $      200       5.8%
                                     ------------------------------------------------------------------------------------------
Net Income                           $1,243,647    $    2,704    $  787,460    $    1,712    $1,252,811    $    2,724      42.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
            ---------------------------------------------------
                    GOING-IN                     TERMINAL
            ---------------------------------------------------
             LOW            HIGH              LOW         HIGH
---------------------------------------------------------------
RANGE       6.00%          10.00%            7.00%       10.00%
AVERAGE             8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.          SALE DATE          OCCUP.         PRICE/UNIT            OAR
------------------------------------------------------------------------------
  I-1               Jul-02             95%            $34,268             8.66%
  I-2               Dec-00             87%            $41,896             7.23%
  I-3               Jul-00             92%            $48,750             7.23%
  I-4               Sep-01             96%            $29,953             8.07%
  I-5               Apr-01             98%            $61,397             7.64%
                                                           High           8.66%
                                                            Low           7.23%
                                                        Average           7.77%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $15,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

approximately 47% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                            WILLIAMSBURG APARTMENTS

               YEAR                    APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                   1              2              3              4              5              6
---------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $3,109,440     $3,202,723     $3,298,805     $3,397,769     $3,499,702     $3,604,693

  Vacancy                             $  653,527     $  314,586     $  263,904     $  271,822     $  279,976     $  288,375
  Credit Loss                         $   62,189     $   64,054     $   65,976     $   67,955     $   69,994     $   72,094
  Concessions                         $  233,208     $  128,109     $   65,976     $        0     $        0     $        0
                                      -------------------------------------------------------------------------------------
    Subtotal                          $  948,924     $  506,749     $  395,857     $  339,777     $  349,970     $  360,469

  Laundry Income                      $        0     $        0     $        0     $        0     $        0     $        0
  Garage Revenue                      $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                 $  123,799     $  127,513     $  131,338     $  135,278     $  139,337     $  143,517
                                      -------------------------------------------------------------------------------------
    Subtotal Other Income             $  123,799     $  127,513     $  131,338     $  135,278     $  139,337     $  143,517

                                      -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,284,315     $2,823,487     $3,034,286     $3,193,270     $3,289,069     $3,387,741

OPERATING EXPENSES:
  Taxes                               $  401,213     $  413,249     $  425,647     $  438,416     $  451,569     $  465,116
  Insurance                           $   72,810     $   74,994     $   77,244     $   79,561     $   81,948     $   84,406
  Utilities                           $  186,087     $  191,670     $  197,420     $  203,342     $  209,443     $  215,726
  Repair & Maintenance                $  299,021     $  307,992     $  317,232     $  326,749     $  336,551     $  346,648
  Cleaning                            $   16,892     $   17,399     $   17,921     $   18,458     $   19,012     $   19,582
  Landscaping                         $   72,919     $   75,106     $   77,360     $   79,680     $   82,071     $   84,533
  Security                            $    9,788     $   10,082     $   10,384     $   10,696     $   11,017     $   11,347
  Marketing & Leasing                 $   47,770     $   49,203     $   50,680     $   52,200     $   53,766     $   55,379
  General Administrative              $  324,869     $  334,615     $  344,654     $  354,993     $  365,643     $  376,612
  Management                          $  114,216     $  141,174     $  151,714     $  159,664     $  164,453     $  169,387
  Miscellaneous                       $        0     $        0     $        0     $        0     $        0     $        0

                                      -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,545,585     $1,615,485     $1,670,254     $1,723,759     $1,775,472     $1,828,736
  Reserves                            $   92,000     $   94,760     $   97,603     $  100,531     $  103,547     $  106,653
                                      -------------------------------------------------------------------------------------

NET OPERATING INCOME                  $  646,730     $1,113,242     $1,266,430     $1,368,980     $1,410,049     $1,452,351

  Operating Expense Ratio (% of EGI)        67.7%          57.2%          55.0%          54.0%          54.0%          54.0%
  Operating Expense Per Unit          $    3,360     $    3,512     $    3,631     $    3,747     $    3,860     $    3,976

               YEAR                       APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                      7              8              9              10             11
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $3,712,834     $3,824,219     $3,938,946     $4,057,114     $4,178,827

  Vacancy                                $  297,027     $  305,938     $  315,116     $  324,569     $  334,306
  Credit Loss                            $   74,257     $   76,484     $   78,779     $   81,142     $   83,577
  Concessions                            $        0     $        0     $        0     $        0     $        0
                                         ----------------------------------------------------------------------
    Subtotal                             $  371,283     $  382,422     $  393,895     $  405,711     $  417,883

  Laundry Income                         $        0     $        0     $        0     $        0     $        0
  Garage Revenue                         $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                    $  147,822     $  152,257     $  156,825     $  161,529     $  166,375
                                         ----------------------------------------------------------------------
    Subtotal Other Income                $  147,822     $  152,257     $  156,825     $  161,529     $  166,375

                                         ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $3,489,373     $3,594,054     $3,701,876     $3,812,932     $3,927,320

OPERATING EXPENSES:
  Taxes                                  $  479,069     $  493,441     $  508,244     $  523,492     $  539,196
  Insurance                              $   86,939     $   89,547     $   92,233     $   95,000     $   97,850
  Utilities                              $  222,198     $  228,864     $  235,729     $  242,801     $  250,085
  Repair & Maintenance                   $  357,047     $  367,759     $  378,791     $  390,155     $  401,860
  Cleaning                               $   20,170     $   20,775     $   21,398     $   22,040     $   22,701
  Landscaping                            $   87,069     $   89,681     $   92,371     $   95,143     $   97,997
  Security                               $   11,687     $   12,038     $   12,399     $   12,771     $   13,154
  Marketing & Leasing                    $   57,040     $   58,752     $   60,514     $   62,329     $   64,199
  General Administrative                 $  387,911     $  399,548     $  411,535     $  423,881     $  436,597
  Management                             $  174,469     $  179,703     $  185,094     $  190,647     $  196,366
  Miscellaneous                          $        0     $        0     $        0     $        0     $        0

                                         ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,883,599     $1,940,106     $1,998,310     $2,058,259     $2,120,007

  Reserves                               $  109,853     $  113,148     $  116,543     $  120,039     $  123,640
                                         ----------------------------------------------------------------------
NET OPERATING INCOME                     $1,495,921     $1,540,799     $1,587,023     $1,634,634     $1,683,673
  Operating Expense Ratio (% of EGI)           54.0%          54.0%          54.0%          54.0%          54.0%
  Operating Expense Per Unit             $    4,095     $    4,218     $    4,344     $    4,474     $    4,609

Estimated Stabilized NOI       $1,252,811    Sales Expense Rate     2.00%
Months to Stabilized                   18    Discount Rate         10.50%
Stabilized Occupancy                 92.0%   Terminal Cap Rate      8.25%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price     $20,408,155       Deferred Maintenance        $         0
  Less: Sales Expense         $   408,163       Add: Excess Land            $         0
                              -----------
Net Residual Sale Price       $19,999,992       Other Adjustments           $         0
                                                                            -----------
PV of Reversion               $ 7,368,974       Value Indicated By "DCF"    $15,623,190
Add: NPV of NOI               $ 8,254,216                Rounded            $15,600,000
                              -----------
PV Total                      $15,623,190

                          "DCF" VALUE SENSITIVITY TABLE

                                                               DISCOUNT RATE
                             ----------------------------------------------------------------------------------
TOTAL VALUE                     10.00%           10.25%              10.50%              10.75%        11.00%
---------------------------------------------------------------------------------------------------------------
                  7.75%      $16,678,002      $16,385,026         $16,098,608         $15,818,581   $15,544,781
TERMINAL          8.00%      $16,421,491      $16,134,273         $15,853,471         $15,578,921   $15,310,465
CAP RATE          8.25%      $16,180,527      $15,898,717         $15,623,190         $15,353,786   $15,090,349
                  8.50%      $15,953,737      $15,677,017         $15,406,456         $15,141,895   $14,883,182
                  8.75%      $15,739,906      $15,467,986         $15,202,106         $14,942,111   $14,687,853

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently 73% occupied, below our stabilized occupancy projection. We have estimated a 18-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $393,000 as shown in the following table.

          DESCRIPTION                         YEAR 1       YEAR 2
---------------------------------------------------------------------
"As Is" Net Operating Income                $  646,730     $1,113,242
Stabilized Net Operating Income             $1,031,263     $1,168,692
                                            ----------     ----------
Difference                                  $  384,533     $   55,450

PV of Income Loss During Lease-Up           $  393,406
                                            ----------
               Rounded                      $  393,000
                                            ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $365,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                             WILLIAMSBURG APARTMENTS

                                                         TOTAL          PER Sq. Ft.       PER UNIT      % OF EGI
----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                           $  3,109,440      $      7.92     $      6,760

  Less: Vacancy & Collection Loss          10.00%     $    310,944      $      0.79     $        676

  Plus: Other Income
    Laundry Income                                    $          0      $      0.00     $          0       0.00%
    Garage Revenue                                    $          0      $      0.00     $          0       0.00%
    Other Misc. Revenue                               $    123,799      $      0.32     $        269       4.24%
                                                      ---------------------------------------------------------
      Subtotal Other Income                           $    123,799      $      0.32     $        269       4.24%

EFFECTIVE GROSS INCOME                                $  2,922,295      $      7.44     $      6,353

OPERATING EXPENSES:
  Taxes                                               $    401,213      $      1.02     $        872      13.73%
  Insurance                                           $     72,810      $      0.19     $        158       2.49%
  Utilities                                           $    186,087      $      0.47     $        405       6.37%
  Repair & Maintenance                                $    299,021      $      0.76     $        650      10.23%
  Cleaning                                            $     16,892      $      0.04     $         37       0.58%
  Landscaping                                         $     72,919      $      0.19     $        159       2.50%
  Security                                            $      9,788      $      0.02     $         21       0.33%
  Marketing & Leasing                                 $     47,770      $      0.12     $        104       1.63%
  General Administrative                              $    324,869      $      0.83     $        706      11.12%
  Management                                5.00%     $    146,115      $      0.37     $        318       5.00%
  Miscellaneous                                       $          0      $      0.00     $          0       0.00%

TOTAL OPERATING EXPENSES                              $  1,577,484      $      4.02     $      3,429      53.98%

  Reserves                                            $     92,000      $      0.23     $        200       3.15%

                                                      ---------------------------------------------------------
NET OPERATING INCOME                                  $  1,252,811      $      3.19     $      2,724      42.87%
                                                      ---------------------------------------------------------

  "GOING IN" CAPITALIZATION RATE                              7.75%

  VALUE INDICATION                                    $ 16,165,299      $     41.15     $     35,142

  LESS: LEASE-UP COST                                ($    393,000)

  PV OF CONCESSIONS                                  ($    365,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                  $ 15,407,299

                             ROUNDED                  $ 15,400,000      $     39.21     $     33,478

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 38
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE           ROUNDED         $/UNIT          $/SF
---------------------------------------------------------------------------
 7.00%             $17,139,295      $17,100,000       $37,174        $43.53
 7.25%             $16,522,147      $16,500,000       $35,870        $42.01
 7.50%             $15,946,142      $15,900,000       $34,565        $40.48
 7.75%             $15,407,299      $15,400,000       $33,478        $39.21
 8.00%             $14,902,134      $14,900,000       $32,391        $37.93
 8.25%             $14,427,584      $14,400,000       $31,304        $36.66
 8.50%             $13,980,949      $14,000,000       $30,435        $35.64

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $15,600,000
Direct Capitalization Method          $15,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 39
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                              Not Utilized
Sales Comparison Approach                  $ 15,600,000
Income Approach                            $ 15,500,000
Reconciled Value                           $ 15,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                         [PICTURE]

EXTERIOR - APARTMENT BUILDING                     EXTERIOR -  APARTMENT BUILDING

          [PICTURE]                                         [PICTURE]

    EXTERIOR - CLUBHOUSE                             INTERIOR - ENTRANCE GATE

          [PICTURE]                                         [PICTURE]

  EXTERIOR - TENNIS COURT                               EXTERIOR - CARPORT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                                [PICTURE]

INTERIOR - LIVING ROOM                                    INTERIOR - LIVING ROOM

       [PICTURE]                                                [PICTURE]

  INTERIOR - BEDROOM                                       INTERIOR - BATHROOM

       [PICTURE]                                                [PICTURE]

  INTERIOR - BALCONY                                       INTERIOR - CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1              COMPARABLE I-2               COMPARABLE I-3
 ABINGTON APARTMENTS       CROSS CREEK APARTMENTS         IDLEWOOD APARTMENTS
4656 Edwardian Circle       5756 Cross Creek Dr.        3543 Idlewood Terrace
  Indianapolis, IN            Indianapolis, IN             Indianapolis, IN

     [PICTURE]                   [PICTURE]                     [PICTURE]

     COMPARABLE I-4             COMPARABLE I-5
 FOREST HILLS APARTMENTS   CARRIAGETREE APARTMENTS
5500 Pleasant Hill Circle     (MONON PLACE APTS)
    Indianapolis, IN           5900 Carvel Ave.
                               Indianapolis, IN

      [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
DESCRIPTION                                           SUBJECT                                            R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Williamsburg Apartments                           Abington Apartments
  Management Company                AIMCO
LOCATION:
  Address                           3451 Sherburne Lane                               4656 Edwardian Cir
  City, State                       Indianapolis, Indiana                             Indianapolis, IN
  County                            Marion                                            Marion
  Proximity to Subject                                                                1.5 miles NW of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            392,800                                           293,676
  Year Built                        1974                                              1980
  Effective Age                     25                                                20
  Building Structure Type           Wood, w/ brick & siding facade; asphalt shingle   Wood, w/ brick & siding facade; asphalt
                                    roof                                              shingle roof
  Parking Type (Gr., Cov., etc.)    Garage, Open Covered                              Open, Covered
  Number of Units                   460                                               328
  Unit Mix:                                Type             Unit   Qty.    Mo. Rent           Type             Unit  Qty.    Mo.
                                    1 1Br/1Ba - 1A10         700   196      $492      1 1BD/1BH                  671 156     $469
                                    2 2Br/2Ba - 2A10         900   140      $586      2 2BD/1BH                  960  56     $599
                                    3 2Br/2Ba - 2A15       1,000    96      $667      3 2BD/2BH                  975  32     $599
                                    4 3Br/1.5Ba - 3A15     1,200    28      $839      4 2BD/1.5BH              1,170  52     $699
                                                                                      4 3BD/2BH                1,350  32     $829
  Average Unit Size (SF)            854                                               895
  Unit Breakdown:                    Efficiency       0%     2-Bedroom     39%         Efficiency       0%      2-Bedroom    43%
                                     1-Bedroom       61%     3-Bedroom      0%         1-Bedroom       48%      3-Bedroom    10%
CONDITION:                          Good                                              Very Good
APPEAL:                             Average                                           Good
AMENITIES:
  Unit Amenities                           Attach. Garage          Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                     X     Balcony           X     W/D Connect.        X      Balcony           X    W/D Connect.
                                           Fireplace               Other               X      Fireplace              Other
                                     X     Cable TV Ready                              X      Cable TV Ready
  Project Amenities                  X     Swimming Pool                               X      Swimming Pool
                                           Spa/Jacuzzi             Car Wash                   Spa/Jacuzzi            Car Wash
                                           Basketball Court  X     BBQ Equipment              Basketball Court  X    BBQ Equipment
                                     X     Volleyball Court        Theater Room               Volleyball Court       Theater Room
                                     X     Sand Volley Ball  X     Meeting Hall               Sand Volley Ball  X    Meeting Hall
                                     X     Tennis Court      X     Secured Parking     X      Tennis Court           Secured Parking
                                           Racquet Ball      X     Laundry Room               Racquet Ball      X    Laundry Room
                                           Jogging Track           Business Office            Jogging Track          Business Office
                                     X     Gym Room          X     Lake                       Gym Room               Lake
OCCUPANCY:                          73%                                               95%
LEASING DATA:
  Available Leasing Terms                                                             3 to 12 Months
  Concessions                                                                         None
  Pet Deposit                                                                         $150
  Utilities Paid by Tenant:          X     Electric          X     Natural Gas         X      Electric          X    Natural Gas
                                           Water                   Trash               X      Water                  Trash
  Confirmation
  Telephone Number
NOTES:                                                                                NONE

  COMPARISON TO SUBJECT:                                                              Slightly Superior

                                                     COMPARABLE                                        COMPARABLE
     DESCRIPTION                                        R - 2                                             R - 3
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Courtyards at Kessler                           Hunters Run
  Management Company                                                                 Van Rooy Properties
LOCATION:
  Address                            3035 West 39th St                               5005 Lily Lane
  City, State                        Indianapolis, IN                                Indianapolis, IN
  County                             Marion                                          Marion
  Proximity to Subject               0.25 miles NE of subject                        2 miles NW of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             147,339                                         165,000
  Year Built                         1973                                            1972
  Effective Age                      25                                              25
  Building Structure Type            Wood, w/ brick & siding facade; asphalt shingle Wood, w/ brick & siding facade; asphalt
                                     roof                                            shingle roof
  Parking Type (Gr., Cov., etc.)     Open, Covered                                   Open, Covered
  Number of Units                    125                                             N/A
  Unit Mix:                                  Type              Unit    Qty.    Mo.            Type            Unit  Qty.     Mo.
                                     3 1BD/1BH                1,020     35    $575   1 Studio/1BH               550    0    $419
                                     4 2BD/1.5BH              1,200     30    $655   1 1BD/1BH                  700  160    $529
                                     4 2BD/1BH                1,217     51    $700   2 2BD/1BH                  900   88    $610
                                     4 3BD/2BH                1,508      9    $870   3 2BD/1BH                1,100    0    $630
                                                                                     4 2BD/2BH                1,240    0    $674

  Average Unit Size (SF)             1,179                                           771
  Unit Breakdown:                     Efficiency      0%       2-Bedroom     65%       Efficiency       0%       2-Bedroom    0%
                                      1-Bedroom      28%       3-Bedroom      7%       1-Bedroom        0%       3-Bedroom    0%
CONDITION:                           Average                                         Good
APPEAL:                              Average                                         Good
AMENITIES:
  Unit Amenities                             Attach. Garage    Vaulted Ceiling                Attach. Garage         Vaulted Ceiling
                                      X      Balcony           W/D Connect.           X       Balcony           X    W/D Connect.
                                             Fireplace         Other                          Fireplace              Other
                                      X      Cable TV Ready                           X       Cable TV Ready
  Project Amenities                   X      Swimming Pool                            X       Swimming Pool
                                             Spa/Jacuzzi       Car Wash                       Spa/Jacuzzi            Car Wash
                                             Basketball Court  X BBQ Equipment                Basketball Court  X    BBQ Equipment
                                             Volleyball Court  Theater Room           X       Volleyball Court       Theater Room
                                             Sand Volley Ball  X Meeting Hall                 Sand Volley Ball       Meeting Hall
                                             Tennis Court      Secured Parking        X       Tennis Court           Secured Parking
                                             Racquet Ball      X Laundry Room                 Racquet Ball      X    Laundry Room
                                             Jogging Track     Business Office                Jogging Track          Business Office
                                             Gym Room            Lake                 X       Gym Room                 Lake
OCCUPANCY:                           89%                                             97%
LEASING DATA:
  Available Leasing Terms            6 to 12 Months                                  12 Months
  Concessions                        1 Month Free                                    None
  Pet Deposit                        $200                                            $200
  Utilities Paid by Tenant:           X      Electric          Natural Gas            X       Electric               Natural Gas
                                      X      Water             Trash                  X       Water                  Trash
  Confirmation
  Telephone Number
NOTES:                               None

  COMPARISON TO SUBJECT:             Inferior                                        Similar

                                                      COMPARABLE                                           COMPARABLE
    DESCRIPTION                                         R - 4                                                R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Walden                                         Wildwood
  Management Company                                                               Comprehensive Mgmt Services
LOCATION:
  Address                           3120 Nobscot                                   3491 Timbersedge Dr
  City, State                       Indianapolis, IN                               Indianapolis, IN
  County                            Marion                                         Marion
  Proximity to Subject              0.25 miles E of subject                        0.25 miles S of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            311,511                                        199,786
  Year Built                        1977                                           1987
  Effective Age                     25                                             15
  Building Structure Type           Wood, w/ brick & siding facade; asphalt        Wood, w/ brick & siding facade; asphalt shingle
                                    shingle roof                                   roof
  Parking Type (Gr., Cov., etc.)    Open, Covered                                  Open, Covered
  Number of Units                   321                                            268
  Unit Mix:                                  Type           Unit   Qty.    Mo.             Type             Unit   Qty.     Mo.
                                    1 1BD/1BH                772   102    $495     1 1BD/1BH                 649   160     $429
                                    1 2BD/1BH                798    12    $675     1 1BD/1BH                 750    18     $460
                                    2 2BD/1BH                877    13    $675     2 2BD/1BH                 853    22     $524
                                    3 2BD/1.5BH              986    70    $625     2 2BD/2BH                 966    28     $567
                                    3 2BD/2BH              1,056    70    $650     3 2BD/2BH               1,064    40     $662
                                    4 3BD/2BH              1,275    54    $750


  Average Unit Size (SF)            970                                            768
  Unit Breakdown:                    Efficiency    0%        2-Bedroom     55%      Efficiency       0%      2-Bedroom     34%
                                     1-Bedroom    29%        3-Bedroom     16%      1-Bedroom       66%      3-Bedroom      0%
CONDITION:                          Good                                           Good
APPEAL:                             Good                                           Good
AMENITIES:
  Unit Amenities                     X     Attach. Garage          Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                     X     Balcony           X     W/D Connect.     X      Balcony           X     W/D Connect.
                                           Fireplace               Other            X      Fireplace               Other
                                     X     Cable TV Ready                           X      Cable TV Ready
  Project Amenities                  X     Swimming Pool                            X      Swimming Pool
                                           Spa/Jacuzzi             Car Wash         X      Spa/Jacuzzi             Car Wash
                                     X     Basketball Court  X     BBQ Equipment           Basketball Court  X     BBQ Equipment
                                     X     Volleyball Court        Theater Room     X      Volleyball Court        Theater Room
                                           Sand Volley Ball  X     Meeting Hall            Sand Volley Ball  X     Meeting Hall
                                     X     Tennis Court            Secured Parking  X      Tennis Court            Secured Parking
                                           Racquet Ball      X     Laundry Room            Racquet Ball      X     Laundry Room
                                           Jogging Track           Business Office         Jogging Track     X     Business Office
                                           Gym Room                   Lake                    Gym Room                Lake
OCCUPANCY:                          85%                                            85%
LEASING DATA:
  Available Leasing Terms           6 to 12 Months                                 6 to 12 Months
  Concessions                       Decreased rent / deposit                       Decreased rent / deposit
  Pet Deposit                       $300                                           $200
  Utilities Paid by Tenant:          X     Electric                Natural Gas      X      Electric                Natural Gas
                                     X     Water                   Trash            X      Water                   Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:            Inferior                                       Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1                 COMPARABLE R-2                 COMPARABLE R-3
ABINGTON APARTMENTS           COURTYARDS AT KESSLER               HUNTERS RUN
 4656 Edwardian Cir             3035 West 39th St                5005 Lily Lane
  Indianapolis, IN              Indianapolis, IN                Indianapolis, IN

     [PICTURE]                     [PICTURE]                       [PICTURE]

 COMPARABLE R-4                   COMPARABLE R-5
     WALDEN                          WILDWOOD
  3120 Nobscot                 3491 Timbersedge Dr
Indianapolis, IN                 Indianapolis, IN

   [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                               -s- Kenneth W. Kapecki
                                               ----------------------
                                                  Ken Kapecki, MAI
                                       Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                                   #CG49600008

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                                KENNETH W. KAPECKI, MAI
                          MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Kapecki has over 17 years of experience in providing
                  valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                  Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                  Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

  Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

  Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

  EDUCATION       University of Wisconsin - La Crosse

                    Bachelor of Science - Geography

STATE             State of Illinois, Certified General Real Estate Appraiser,
CERTIFICATIONS    #153000331

                  State of Indiana, Certified General Appraiser,
                  #CG49600008

                  State of Michigan, Certified General Appraiser,
                  #1201003145

                  State of Wisconsin, Certified General Appraiser and Licensed Appraiser, #641

PROFESSIONAL      Appraisal Institute, MAI Designated Member Chicago Chapter,
AFFILIATIONS        Admissions Committee Member, 1997 - Present

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

VALUATION AND     Appraisal Institute
SPECIAL COURSES    Appraisal Principles
                   Case Studies in Real Estate Valuation
                   Fair Lending and the Appraiser
                   Highest & Best Use and Market Analysis
                   Income Capitalization, Parts A and B
                   Litigation Support: The Appraiser as an Expert Witness
                   Partial Interest Valuation
                   Real Estate Disclosure
                   Report Writing
                   Standards of Professional Practice
                   Valuation of Detrimental Conditions
                   Valuation Theory and Techniques
                  Arthur Andersen, Course Developer
                   Income Capitalization Theory and Techniques
                   Introduction to the Cost Approach
                   Property Inspection and Market Data Collection

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AMERICAN APPRAISAL ASSOCIATES, INC.
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
WILLIAMSBURG APARTMENTS, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.